Exhibit 99.1

Media:	Tom Robinson 816.556.2902

Investor:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY PLANS FOR PUBLIC OFFERINGS OF COMMON
STOCK AND MANDATORY CONVERTIBLE SECURITIES

Kansas City, MO - June 4, 2004 - Great Plains Energy (NYSE: GXP) announced its plans to commence public offerings of 4,400,000 shares of common stock and 6,000,000 mandatory convertible securities ("FELINE PRIDES"). The combined offerings are expected to raise approximately $275 million in gross proceeds before any exercise of the underwriters' over-allotment options. A portion of the net proceeds is expected to be contributed to Kansas City Power & Light Company ("KCP&L") to retire $150 million of existing trust preferred securities. The remaining net proceeds may be used either to reduce short-term debt at Great Plains Energy or to contribute up to an additional $75 million to KCP&L to reduce indebtedness, or a mixture of both.

In connection with the offerings, the Company will grant the underwriters for each offering an option for a period of 30 days to purchase up to an additional 660,000 shares of common stock and for a period of 13 days to purchase up to an additional 900,000 FELINE PRIDES.

The offerings will be made under the Company's existing shelf registration statement that has been declared effective by the Securities and Exchange Commission.

The sole book running manager for both offerings is Merrill Lynch, Pierce, Fenner & Smith Incorporated. Morgan Stanley & Co. Incorporated is a joint lead manager for the common stock offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus and related prospectus supplement relating to each offering. Investors will be able to obtain a copy of such documents from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10281.

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Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, Missouri, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; and Strategic Energy LLC, an energy management company providing load aggregation and power supply coordination. The company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company's non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all possible factors.

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